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EXHIBIT 11.1





                 BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

       COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES


                                                        Three months                 Six months
                                                        ended June 30,             ended June 30,
                                                   ------------------------   -----------------------
                                                      1995          1994         1995         1994
                                                   ----------    ----------   ----------   ----------
 Average shares outstanding                         7,106,246     7,084,737    7,103,988    7,075,642

 Net effect of conversion of stock options and
   warrants                                             --            --             --           --

 Total primary shares                               7,106,246     7,084,737    7,103,988    7,075,642

 Net effect of convertible securities                   --            --             --           --

 Total fully diluted shares                         7,106,246     7,084,737    7,103,988    7,075,642

 Net income                                       $   915,504  $  1,104,926 $  1,654,720 $  1,912,167

 Less preferred stock dividends                        45,000        45,000      90,000       90,000

 Net income applicable to common shares
   primary                                            870,504     1,059,926    1,564,720    1,822,167

 Plus 7.5% preferred stock dividends                    --           --             --            --

 Net income applicable to common shares
 fully diluted                                        870,504     1,059,926    1,564,720    1,822,167

 Earnings per common share primary                        .12           .15          .22          .26

 Earnings per common share fully diluted                  .12           .15          .22          .26

        The effects of common stock options, warrants and convertible securities have not been included in the computation as their effect is either not dilutive or antidilutive.





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